Exhibit 99.1
SCOLR Pharma, Inc. Reports Year End 2007 Financial Results

BELLEVUE, WA., March 11, 2008, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the fiscal year ended December 31, 2007.

Total revenues for the year ended December 31, 2007, were $2.0 million, compared to $2.3 million for 2006. Royalty income increased 38%, or $321,457, to $1.2 million for  2007, compared to $856,027 for 2006. The increase in royalty income from SCOLR’s alliance with Perrigo was offset by a decrease in research and development revenue due to the termination of its agreement with Wyeth Consumer Healthcare in 2007.

In the first quarter of 2007, SCOLR received approximately $600,000 in milestone payments from Wyeth, and, recognized previously deferred licensing fee income of approximately $173,000 associated with its agreement with Wyeth. The December 2005 agreement with Wyeth provided for an upfront fee of $250,000 which was recorded as deferred revenue and was being amortized over the development period until the contract was terminated in March 2007, at which time the remaining balance was recorded to income. In 2006, total revenue included $1.3 million in milestone payments under the Wyeth agreement.

Operating loss was $11.3 million for 2007, compared to a loss of $12.5 million for 2006. The decrease was primarily due to lower operating expenses, including costs associated with the amendments to SCOLR’s license agreements with Temple University and Archer-Daniels-Midland in 2006, and non-cash share-based compensation expense resulting from the adoption of Share-Based Payment, (“SFAS 123(R)”) in 2006.

SCOLR’s net loss decreased 1%, or $124,292, to $10.6 million for 2007, compared to $10.7 million for 2006, primarily due to lower operating expenses, including costs associated with the amendments to SCOLR’s license agreements with Temple University and ADM in 2006, and non-cash share-based compensation expense resulting from the adoption of SFAS 123(R) in 2006. The net loss per diluted share for 2007 was  $0.28 , compared to a net loss per diluted share of  $0.29 , for 2006.

Year-end 2007 Highlights:

•
Completed two of three product performance pivotal trials to evaluate the safety and efficacy of SCOLR’s over-the-counter (OTC) 12-hour CDT-based ibuprofen. SCOLR currently expects to complete the third of these trials by the end of the second quarter of 2008. The Food and Drug Administration (FDA) recently provided guidance on a label comprehension study and a consumer use study that will be required for product approval. Subject to successful completion of this final performance trial, and any additional guidance from the FDA, SCOLR’s goal is to file a New Drug Application in the second half of 2008. If its ibuprofen product is approved by the FDA, SCOLR believes it would be the first and only 12-hour, extended-release ibuprofen product on the OTC market. Ibuprofen is used for the treatment of pain, fever, and inflammation that is sold in immediate-dose products such as Advil® and Motrin®, among others, as well as under numerous store brands;

•
Continued preparations for submission of SCOLR’s first Abbreviated New Drug Application (ANDA) for a 12-hour CDT-based pseudoephedrine product. SCOLR currently expects to submit its ANDA to the FDA in 2008;

•
Entered into a collaboration and license agreement with Dr. Reddy’s Laboratories (NYSE:RDY), for the development and commercialization of an undisclosed oral prescription drug with significant potential for the cardiopulmonary market utilizing SCOLR’s CDT technology. Under the terms of the agreement, Dr. Reddy’s will be responsible for the development, manufacturing and marketing of the product. SCOLR has completed initial formulation work and commenced product transfer activities. The agreement provides double-digit participation in net profits for SCOLR after recovery of development and commercialization expenses associated with the potential product.

•
Completed initial CDT formulations and preclinical evaluations of peramivir  Further steps to advance development are under discussion with BioCryst.  Peramivir is currently being tested in clinical trials by BioCryst as a potential intramuscular and intravenous treatment for seasonal and life-threatening influenza;

•
Completed internal development of SCOLR’s prototype once-daily CDT-based risperidone and rivastigmine formulations. SCOLR does not plan to initiate clinical studies for these products without additional funding. Risperidone is used for the management of schizophrenia and bipolar mania. Rivastigmine is typically prescribed for the management of Alzheimer’s disease;

•	Appointed Dr. Bruce S. Morra, Ph.D., M.B.A., Dr. Jeffrey B. Reich, M.D. and Gregory L. Weaver, CPA, M.B.A, three senior executives with strong backgrounds in healthcare to the board of directors;

•
Announced an extension of SCOLR’s research agreement for continuing formulation and prototype development activities for commercial evaluation of an undisclosed CDT-based application for a major consumer products company;

•
Received a fifth patent (#7,229,642) from the United States Patent and Trademark Office entitled “Amino Acid Modulated Extended Release Dosage Form.” This new patent is the third for SCOLR’s amino acid-based CDT drug delivery platform. SCOLR Pharma’s amino acid-based technology is one of the patented/proprietary approaches within its CDT drug delivery platform for formulating novel tablets and capsules; and,

•	Completed a registered direct offering for net proceeds of approximately $3.6 million in December 2007.

Daniel O. Wilds, SCOLR’s  President and CEO, said, “Our primary focus in 2007 was the advancement of our clinical development programs coupled with the pursuit of additional strategic alliances and collaborations.  While we did not achieve all of our goals, we made good progress in our clinical trials and are optimistic about both the ibuprofen and pseudoephedrine programs.  These ibuprofen trials are a key milestone for SCOLR. We continue to believe that our CDT technology can provide therapeutic and commercial advantages for the delivery of other complex molecules that address a wide variety of serious medical conditions.”

Other Financial Information:

SCOLR’s marketing and selling expenses increased 15%, or $123,625, to $936,696 for 2007 compared to $813,071 for 2006, primarily due to an increase of $34,209 related to expenses attributable to higher salaries. Commission expense increased $20,419 related to higher royalty income offset by a decrease of $27,393 in non-cash, share based compensation expense. The remainder of the increase in marketing and selling expense was attributable to increases in advertising and promotion costs associated with participation in additional trade shows and conferences and product marketing consulting services.

SCOLR’s research and development expenses increased 1%, or $75,443, to $7.8 million 2007 compared to $7.7 million for 2006. This increase was primarily due to an increase of $512,229 increase in SCOLR’s outside manufacturing, supplies and clinical trial expenses, and a $229,181 increase in salaries, wages and employee benefits. These increases were offset by a reduction of $800,000 in license expense associated with amendments to SCOLR’s license agreements with Temple University and ADM in 2006.

SCOLR’s general and administrative expenses decreased 27%, or $1.7 million, to $4.6 million for 2007 compared to $6.2 million for 2006, primarily due to non-cash, share based compensation decreases of $910,121 due to the timing of stock option grants and a reduction of the fair value of stock options granted in 2007. There were additional decreases of $413,958 for accounting expenses associated with initial costs of compliance with Sarbanes-Oxley Act of 2002, and SFAS 123(R) implementation costs. Additionally, payroll related expenses, including bonuses, decreased $39,071 and insurance expense decreased approximately $60,000 due to lower premiums.

SCOLR’s other income decreased 61%, or $1.1 million, to $669,227 for 2007 compared to $1.7 million for 2006, primarily due to the reduction of an unrealized gain on the fair value of warrants liability and decreased interest income due to lower balances and interest rates.

As of December 31, 2007, SCOLR had $11.1 million of working capital compared to $16.2 million as of December 31, 2006.  SCOLR believes that its cash and cash equivalents will be sufficient to fund its operations at planned levels through early 2009.

SCOLR Conference Call

As previously announced, SCOLR will host a conference call on March 11, 2008, at 11:30 a.m. (Eastern Daylight Time). Shareholders and other interested parties may participate in the conference call by dialing +1 888 713 4217 (domestic) or +1 617 213 4869 (international) and entering access code 20030735, a few minutes before 11:30 a.m. EDT on March 11, 2008. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.scolr.com.

A replay of the conference call will be accessible two hours after its completion through March 25, 2008, by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 28792541. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com, www.streetevents.com and www.scolr.com.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL HIGHLIGHTS

SCOLR Pharma, Inc.

BALANCE SHEETS

	December 31,
	2007 (audited)	2006 (audited)
ASSETS
Current Assets
Cash and cash equivalents	$11,825,371	$15,217,946
Short-term investments	—	993,542
Accounts receivable	225,900	864,620
Interest and other receivables	16	15,576
Prepaid expenses	423,213	347,136
Total current assets	12,474,500	17,438,820

Property and Equipment—net	748,931	730,512
Intangible assets—net	464,023	325,148
	$13,687,454	$18,494,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$757,420	$189,065
Accrued liabilities	586,849	825,158
Current portion of term loan	80,047	—
Deferred revenue	—	185,577
Total current liabilities	1,424,316	1,199,800

Long-term portion of term loan	111,119	—
Fair value of warrants to purchase common stock	—	1,171,045
Total liabilities	1,535,435	2,370,845

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $0.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $0.001 par value 40,991,385 and 38,048,146 issued and outstanding as of December 31, 2007 and 2006, respectively	40,991	38,048
Additional contributed capital	69,945,666	63,139,210
Accumulated other comprehensive gain	—	55
Accumulated deficit	(57,834,638)	(47,053,678)
Total stockholders’ equity	12,152,019	16,123,635
	$13,687,454	$18,494,480

SCOLR Pharma, Inc.

STATEMENTS OF OPERATIONS
(audited)

Twelve months ended			Three months ended
	December 31,		December 31,

Revenues	2007	2006	2007	2006
Royalty	$1,177,484	$856,027	$222,334	$351,284
Research and development	621,222	1,345,498	-	466,012
Licensing fees	173,077	76,924	-	19,231
Total Revenues	1,971,783	2,278,449	222,334	836,527

Operating Expenses
Marketing and selling	936,696	813,071	262,920	271,197
Research and development	7,768,346	7,692,903	2,358,120	1,732,104
General and administrative	4,554,906	6,237,890	1,248,987	1,685,943
	13,259,948	14,743,864	3,870,027	3,689,244
Loss from operations	(11,288,165)	(12,465,415)	(3,647,693)	(2,852,717)

Other income (expense)
Interest expense	(15,724)	(170)	(4,757)	-
Interest income	682,010	843,427	131,609	229,589
Unrealized gain on fair value of warrants	-	974,211	-	768,272
Other	2,941	(95,283)	-	(1,764)
	669,227	1,722,185	126,852	996,097
Net Loss	$(10,618,938)	$(10,743,230)	$(3,520,841)	$(1,856,620)

Net loss per share, basic and diluted	$(0.28)	$(0.29)	$(0.09)	$(0.05)
Shares used in calculation of basic and
diluted net loss per share	38,348,560	37,155,613	38,986,882	38,040,916

Contacts:
Investor Relations:
Cameron Associates
Kevin McGrath
212.245.4577
Kevin@cameronassoc.com